Exhibit 99.1

January 20, 2026

Notice of Change and Modification of Class E Common Stock Purchase Warrants

Pursuant to Section 3(f)(i) of the Class E Common Stock Purchase Warrants of AIM ImmunoTech Inc. (the “Company”) issued on June 30, 2025 (the “Warrants”), the Company is required to provide to holders of the Warrants notice by e-mail of any adjustment in the Exercise Price of the Warrants after such adjustment, set forth any resulting adjustment to the number of Warrant Shares and provide a brief statement of the facts requiring such adjustment.

On January 13, 2026, the Company distributed a dividend of one share of its common stock for every 1,000 shares of common stock issued and outstanding as of January 9, 2026 as well as one share of common stock for every outstanding option or warrant that has a right to receive stock dividends (the “Dividend”). The issuance of the Dividend was a Share Combination Event under Section 3(g) of the Warrants.

Section 3(g) of the Warrants provides that upon the occurrence of a stock dividend which is a Share Combination Event and the lowest VWAP during the period (the “Evaluation Period”) commencing four consecutive Trading Days immediately preceding and the four consecutive Trading Days commencing on the Share Combination Event Date is less than the Exercise Price of the Warrants then in effect, then the Exercise Price shall be reduced (but in no event increased) to the Event Market Price and the number of shares issuable upon the exercise of the Warrants shall be inversely increased; provided, however, in no event shall the Event Market Price be less than $1.44 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the original issuance date of this Warrants).

During the Evaluation Period, the VWAP was below $1.439 (which is the Floor Price after taking into account the Dividend). Since the Exercise Price has reached the Floor Price, and further since the application of Section 3(g) cannot increase the Exercise Price or further lower the Floor Price, Section 3(g) cannot be triggered again and, by its terms, has no further effect on the terms of the Warrants.

As a result, the number of outstanding Warrants has been increased to 5,561,125 and the Exercise Price has been reduced to $1.439 per share of common stock.

Any capitalized term not defined in this Notice has the meaning set forth in the Warrants.